Exhibit 99.1

Owens Corning Elects Alfred Festa to Board of Directors

TOLEDO, Ohio – September 17, 2020 – Owens Corning (NYSE: OC) announced today that Alfred (Fred) E. Festa, former Chairman of W.R. Grace & Co., has been elected to the company’s Board of Directors.

“We are pleased to welcome Fred to our Board of Directors,” said Brian Chambers, Chairman and Chief Executive Officer. “With his extensive leadership experience and broad skillset, he will provide valuable insights to the board and the company.”

Mr. Festa served as Chairman and Chief Executive Officer of W.R. Grace & Co., a leading global producer of specialty chemicals and materials, from 2008 to 2018, and non-executive Chairman from 2018 to 2019. He joined the company as President and Chief Operating Officer in 2003 and assumed the role of CEO in 2005. Previously, he served in senior leadership positions at Morgenthaler Private Equity Partners and AlliedSignal (now Honeywell). He began his career at General Electric, where he spent 12 years in financial management positions.

Since 2008, Mr. Festa has also served on the Board of Directors of NVR, Inc., one the largest homebuilders in the United States, and is currently a member of its Audit Committee and Nominating and Corporate Governance Committee. He also serves as an Operating Advisor at Clayton, Dubilier & Rice (CD&R), a global private equity firm with a broad portfolio.

Mr. Festa graduated with a Bachelor of Science degree in Finance from the State University of New York at Oswego. He has been appointed to serve on the Audit and Finance committees of the Owens Corning Board effective immediately.

About Owens Corning

Owens Corning is a global building and industrial materials leader. The company’s three integrated businesses are dedicated to the manufacture and advancement of a broad range of insulation, roofing and fiberglass composite materials. Leveraging the talents of 18,000 employees in 33 countries, Owens Corning provides innovative products and sustainable solutions that address energy efficiency, product safety, renewable energy, durable infrastructure, and labor productivity. These solutions provide a material difference to the company’s customers and make the world a better place. Based in Toledo, Ohio, USA, the company posted 2019 sales of $7.2 billion. Founded in 1938, it has been a Fortune 500® company for 66 consecutive years. For more information, please visit www.owenscorning.com.

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